
                                    Bancorp Hawaii, Inc.
           Exhibit 11 - Statement Regarding Computation of Per Share Earnings
                                Three Months Ended March 31



                                                                     Fully
                                                   Primary          Diluted
                                                  -----------      -----------
        1996
        ----
        Net Income                                $32,710,000      $32,710,000
                                                  ===========      ===========

        Daily Average Shares Outstanding           41,149,618       41,149,618
        Shares Assumed Issued for Stock Options       396,415          404,395
                                                  -----------      -----------
                                                   41,546,033       41,554,013
                                                  ===========      ===========

        Earnings Per Common Share and
          Common Share Equivalents                      $0.79            $0.79
                                                  ===========      ===========


        1995
        ----
        Net Income                                $28,248,000      $28,248,000
                                                  ===========      ===========

        Daily Average Shares Outstanding           41,844,805       41,844,805
        Shares Assumed Issued for Stock Options       292,933          342,317
                                                  -----------      -----------
                                                   42,137,738       42,187,122
                                                  ===========      ===========

        Earnings Per Common Share and Common
           Share Equivalents                            $0.67            $0.67
                                                  ===========      ===========
